UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 8, 2014

RAIT Financial Trust
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	1-14760	23-2919819
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2929 Arch St., 17th Floor, Philadelphia, Pennsylvania		19104
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(215) 243-9000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

As previously reported, on December 4, 2013, we entered into an underwriting agreement between ourselves and Barclays Capital Inc., as representative of the underwriters named in the underwriting agreement, or the underwriters, with respect to the offer and sale, or the offering, of $125.0 million aggregate principal amount of our 4.00% Convertible Senior Notes due 2033, or the 2033 notes, and we granted the underwriters an option, or the overallotment option, exercisable within 30 days to purchase up to an additional $18.75 million aggregate principal amount of 2033 notes to cover overallotments, if any.

On January 3, 2014, the underwriters exercised the overallotment option with respect to an additional $16.75 million aggregate principal amount of 2033 notes. On January 8, 2014, the exercise of the overallotment option closed and we issued the additional 2033 notes. The issuance resulted in our receipt of total net proceeds of approximately $16.3 million after deducting underwriting fees and adjusting for accrued interim interest. In the aggregate, we issued $141.75 million aggregate principal amount of 2033 notes in the offering and raised total net proceeds of approximately $137.2 million after deducting underwriting fees and offering expenses.

The legal opinion and consent attached as Exhibits 5.1 and 23.1, respectively, to this Current Report on Form 8-K relate to the issuance of 2033 notes in connection with the overallotment option and are incorporated by reference in their entirety into RAIT’s shelf registration statement on Form S-3 (Registration No. 333-175901).

Item 9.01 Financial Statements and Exhibits.

(d) The following exhibits are included with this report:

Exhibit
No. Exhibit Description

5.1 Opinion of Duane Morris LLP

23.1 Consent of Duane Morris LLP (included in Exhibit 5.1).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAIT Financial Trust

January 10, 2014	By:	/s/ James J. Sebra

Name: James J. Sebra
Title: Chief Financial Officer and Treasurer

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Exhibit Index

Exhibit No.	Description

5.1	Opinion of Duane Morris LLP (including Exhibit 23.1 Consent of Duane Morris LLP).